Exhibit 99.1

[NATCO Logo] Press Release

11210 Equity Drive, Suite 100

Houston, TX 77041

Phone: (713) 849-7500 Fax: (713) 849-8976

Contact: Andy Smith

NATCO Group Inc. Announces conversion of Series B Convertible Preferred Stock

Houston, Texas, USA (March 25, 2008) NATCO Group Inc. (NYSE: NTG) announced today the holders of its outstanding Series B Convertible Preferred Shares have converted their holdings into common shares. In conjunction with the conversion to common, NATCO will remit its final preferred dividend payment of approximately $275,000.

John U. Clarke, NATCO's Chairman and Chief Executive Officer said, "This financing, completed in 2003, played an important role in initially recapitalizing NATCO and repositioning the Company for the growth we have enjoyed in recent years. We look forward to the continuing support of the current preferred investors as common shareholders."

Subsequent to the conversion, the Company will have approximately 19,995,000 common shares issued and outstanding. The conversion is not expected to have an effect on weighted average shares outstanding for fully diluted earnings per share calculations as the convertible preferred shares have, since mid year 2005, been considered common share equivalents.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, statements regarding higher valuations. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.